Exhibit (d)(2)

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT dated this ____ day of ___________________ (the "Agreement"), among Steward Funds, Inc., a Maryland corporation (the "Company") on behalf of the Funds listed on Schedule A, Frank Russell Investment Management Company, a Washington corporation (the "Manager") and, solely for the purposes of Sections 4 and 11 of this Agreement, Capstone Asset Management Company ("CAMCO").

WHEREAS, the Company operates as an investment company of the "series" type registered under the Investment Company Act of 1940 ("1940 Act") for the purpose of investing and reinvesting its assets in portfolios of securities, each of which has distinct investment objectives and policies (each distinct portfolio being referred to herein as a "Series"), as set forth more fully in its Articles of Incorporation, its By-Laws and its Registration Statements under the 1940 Act and the Securities Act of 1933, all as heretofore amended and supplemented; and

WHEREAS, the Company's Board of Directors (the "Board") has established certain series of the Company identified on Schedule A hereto (each, a "Fund"), as may be amended from time to time, for the purpose of commingling the assets of certain investors who wish to have access to and utilize the "Multi-Style, Multi-Manager" method of investment; and

WHEREAS, the Company desires to avail itself of the services, information, advice, assistance, and facilities of a manager and to have a manager perform for it various statistical, research, money manager selection, investment management, and other services; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 and engages in the business of rendering investment advice, counseling, money manager recommendation, and supervisory services to investment consulting clients, and desires to provide services to the Funds in consideration of and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Company and the Manager agree as follows with respect to the Funds:

1. Employment of the Manager. The Company hereby employs the Manager to manage the investment and reinvestment of each Fund's assets and to act as a discretionary Manager to each Fund in the manner set forth in Section 2(A) of this Agreement, subject to the direction of the Board and the officers of the Company, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Company in any way.

2. Obligations of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

A. Investment Management Services.

(1) The Company intends to appoint one or more persons or companies ("Money Manager[s]") to manage the assets of each Fund or segments thereof, and each Money Manager shall have full investment discretion and shall make all determinations with respect to the investment of a Fund's assets assigned to the Money Manager and the purchase and sale of portfolio securities with those assets, and such steps as may be necessary to implement its decision. The Manager shall not be responsible or liable for the investment merits of any decision by a Money Manager to purchase, hold, or sell a security for a Fund's portfolio.

(2) The Manager shall, subject to and in accordance with the investment objectives and policies of each Fund and any directions which the Board may issue to the Manager, have: (i) overall supervisory responsibility for the general management and investment of the Fund's assets and securities portfolios; and (ii) full investment discretion to make all determinations with respect to the investment of the Fund's assets not assigned to a Money Manager.

(3) The Manager shall develop overall investment programs and strategies for each Fund, or segments thereof, shall revise such programs as necessary, and shall monitor and report periodically to the Board concerning the implementation of the programs.

(4) The Manager shall research and evaluate Money Managers and shall advise the Board of the Money Managers which the Manager believes are best suited to invest the assets of each Fund; shall monitor and evaluate the investment performance of each Money Manager employed to provide services to a Fund; shall determine the portion of each Fund's assets to be managed by each Money Manager; shall recommend changes or additions of Money Managers when appropriate; shall coordinate the investment activities of the Money Managers; and acting as a fiduciary for the Funds shall compensate the Money Managers.

(5) The Manager shall render to the Board such periodic reports concerning the Funds' business and investments as the Board shall reasonably request.

B. Use of Frank Russell Company Research.

The Manager is hereby authorized and expected to utilize the research and other resources of Frank Russell Company, its corporate parent, or any predecessor organization, in providing the Investment Management Services specified in Subsection "A," above. Neither the Manager nor the Funds shall be obligated to pay any fee to Frank Russell Company for these services.

C. Exercise of Voting Rights.

The Manager will vote any proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested solely in the best interests of the Fund's shareholders and in accordance with applicable state and federal law; statutes, rules and regulations governing the voting of proxies by registered investment advisers, investment companies and fiduciaries; and proxy voting procedures adopted by the Board. Manager reserves the right to delegate to a Money Manager the discretion to vote any proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested solely in accordance with the foregoing standards. Manager will advise the Board of any such delegation.

D. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

The Manager will make available and provide financial, accounting, and statistical information required by the Funds for the preparation of registration statements, reports, and other documents required by federal and state securities laws, and with such information as the Funds may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Funds' shares.

E. Other Obligations and Services.

The Manager shall make available its officers and employees to the Board and officers of the Company for reasonable consultation and discussions regarding the management of the Funds and their investment activities.

3. Execution and Allocation of Portfolio Brokerage Commissions. The Manager or the Money Managers, subject to and in accordance with any directions which the Board may issue from time to time, shall place, in the name of the applicable Fund, orders for the execution of such Fund's portfolio transactions. When placing such orders, the primary objective of the Manager and Money Managers shall be to obtain the best net price and execution for the Funds, but this requirement shall not be deemed to obligate the Manager or a Money Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Funds recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish "brokerage and research services" (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) or statistical quotations and other information to the Funds, the Manager and/or the Money Managers in accord with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board determines as a matter of general policy that the Funds will benefit, directly or indirectly, by doing so, the Manager or a Money Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of brokerage and research services provided by that broker. Accordingly, the Company and the Manager agree that the Manager and the Money Managers shall select brokers for the execution of the Funds' portfolio transactions from among:

A. Those brokers and dealers who provide brokerage and research services, or statistical quotations and other information to the Funds, specifically including the quotations necessary to determine the value of a Fund's net assets, in such amount of total brokerage as may reasonably be required in light of such services;

B. Those brokers and dealers who supply brokerage and research services to the Manager and/or its affiliated corporations, or the Money Managers, which relate directly to portfolio securities, actual or potential, of the Funds, or which place the Manager or Money Managers in a better position to make decisions in connection with the management of the Funds' assets and portfolios, whether or not such data may also be useful to the Manager and its affiliates, or the Money Managers and their affiliates, in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required; and

C. Frank Russell Securities, Inc., an affiliate of Manager, when the Manager or Money Manager has determined that the Funds will receive competitive execution, price, and commissions. The Manager shall render regular reports to the Funds, not more frequently than quarterly, of how much total brokerage business has been placed with Frank Russell Securities, Inc., and the manner in which the allocation has been accomplished.

The Manager agrees and each Money Manager will be required to agree, that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Managers' or Money Managers' primary duty to obtain the best net price and execution for the Funds.

4. Cultural Values Screen. Unless otherwise provided in Attachment A, each Fund is subject to investment restrictions designed to reflect its cultural values screening policies (the "Cultural Values Screens"). The Board has appointed an Advisory Committee that consults with the Board regarding the content of the Cultural Values Screens and their application to the Funds' investment policies. The Board has retained Steward Fund Consultants, Inc. ("SFC") to serve as an independent source of expertise and education for the Board and the Board's Advisory Committee regarding issues surrounding the Cultural Values Screens. The Board, in consultation with the Board's Advisory Committee and SFC, has sole responsibility for researching, producing, reviewing, approving and maintaining the list of companies whose securities are prohibited investments for each Fund, for approving any changes to that list. CAMCO is solely responsible for assuring that such list and such changes are provided to the Manager.

5. Expenses of the Funds. It is understood that the Funds will pay all their expenses other than those expressly assumed by the Manager herein, which expenses payable by the Funds shall include:

A. Fees for the services of the Manager, as provided in Section 7;

B. Expenses of all audits by independent public accountants;

C. Expenses of transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

D. Expenses of custodial services including recordkeeping services provided by the Custodian;

E. Expenses of obtaining quotations for calculating the value of the Funds' net assets;

F. If approved by a majority of the independent members of the Board, expenses of obtaining statistical, financial, analytical or other reports or analyses from Russell/Mellon Analytical Services, LLC or any other provider of such services for the Fund;

G. Expenses of maintaining each Fund's tax records;

H. Salaries and other compensation of any of the Company's executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Manager;

I. Taxes levied against, or with respect to, the Funds;

J. Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Funds;

K. Costs, including the interest expense, of borrowing money;

L. Costs and/or fees incident to meetings of the Funds, the preparation and mailings of prospectuses and reports of the Funds to their shareholders, the filing of reports with regulatory bodies, the maintenance of the Funds' existence, and the registration of their shares with federal and state securities authorities;

M. Legal fees, including the legal fees related to the registration and continued qualification of the Funds' shares for sale;

N. Costs of printing stock certificates representing shares of the Funds;

O. Directors' fees and expenses to directors who are not officers, employees, or stockholders of the Manager or any of its affiliates;

P. The Funds' pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

Q. Association membership dues; and

R. Extraordinary expenses as may arise with respect to the Funds, including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Funds to indemnify their shareholders, the Company's Directors, officers, or employees, distributors, and agents with respect thereto.

6. Activities and Affiliates of the Manager.

A. The services of the Manager and its affiliated corporations to the Funds hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others.

(1) The Manager and its affiliated corporations shall use the same skill and care in the management of the Funds' portfolios as they use in the administration of other accounts to which they provide asset management consulting and manager selection services, but they shall not be obligated to give the Funds more favorable or preferential treatment vis-a-vis their other clients.

(2) The Company and the Funds expressly acknowledge that Frank Russell Investment Company ("FRIC") and Russell Investment Funds ("RIF"), each a registered investment company, and Frank Russell Trust Company ("Trust Company"), a corporation affiliated with the Manager, are also clients of the Manager or of a corporation affiliated with the Manager and receive substantially the same portfolio structuring and money manager selection services from the Manager or its affiliate as do the Funds; that FRIC, RIF and Trust Company have, or may have, commingled investment funds with substantially the same investment objectives, strategies, and programs as the Funds; that the Funds were organized for the express purpose of offering the same type of investment management services to the Funds' shareholders; and that over time FRIC, RIF, Trust Company and the Funds may utilize some of the same money managers and have similar portfolio securities holdings.

7. Compensation of the Manager. As consideration for the Manager's services to each Fund, the Manager shall receive from each Fund an annual management fee, accrued daily at the rate of 1/365th and payable following the last day of each month equal to 0.55%, of the Fund's average daily net assets during the month. From this management fee, the Manager shall compensate the Money Managers as a fiduciary of the Funds. The Manager will have no obligation to compensate any Money Manager unless the Manager has received the compensation provided for under this Section 7.

8. Liabilities of the Manager.

A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Manager or its corporate affiliates, the Manager and its corporate affiliates shall not be subject to liability to the Company, the Funds or to any shareholder of the Company or the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security. Without limiting the foregoing, the Manager and its corporate affiliates shall not be subject to liability to the Company or the Funds, any shareholder of the Company or the Funds, or any other party for any losses caused by or resulting from any act or omission of the Company, the Funds, their officers or directors, representatives or agents of the Company or the Funds, or of any service provider to the Company or the Funds or such service provider's officers, directors, representatives or agents.

B. No provision of this Agreement shall be construed to protect any director or officer of the Company, or the Manager and its corporate affiliates, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

9. Representations of the Company

(a) Manager has been duly appointed by the Board to provide investment services to the Funds as contemplated hereby.

(b) The Company will deliver to Manager a true and complete copy of each Fund's current Disclosure Documents as effective from time to time, such other documents or instruments governing the investments of the Funds, and such other information as is necessary for Manager to carry out its obligations under this Contract.

(c) The organization of the Company, the Funds and the conduct of the business of the Funds as contemplated by this Contract, complies, and shall at all times comply, with the requirements imposed upon the Company and the Funds by applicable law or regulation.

(d) The Company and the Funds may be subject to the provisions of the Gramm-Leach Bliley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and regulations promulgated under each of those Acts, and the Company and the Funds have compliance procedures in place which are reasonably designed to ensure compliance with all applicable requirements related thereto.

10. Representations of the Manager

The Manager is, and will be for so long as this Contract is in effect, duly authorized under or in compliance with applicable law and regulatory requirements with respect to the provision of services contemplated by this Contract and has in place compliance procedures that are reasonably designed to ensure compliance with all applicable legal requirements related to its provision of services hereunder.

11. Confidentiality.

A. Pursuant to an Administration Agreement dated with respect to each Fund, CAMCO supervises all aspects of each Fund's operations, including overseeing the performance of administrative and professional services to each Fund by others, providing office facilities, preparing reports to each Fund's shareholders and the United States Securities and Exchange Commission ("SEC"), and providing personnel for supervisory, administrative and clerical functions (collectively, the "Administrative Services"). In the course of providing services to the Company and each Fund under this Agreement, both the Company and CAMCO (for purposes of this Section 11, collectively, the "Receiving Parties") will receive from Manager "Confidential Information" and "Confidential Materials" (each, as defined below in Subsections K and L respectively).

B. The Receiving Parties shall use the Confidential Information and Confidential Materials only as necessary in connection with (i) in the case of the Company and the Funds, their obligations to the Manager under this Agreement and (ii) in the case of CAMCO, the Administrative Services.

C. The Receiving Parties shall not disclose any Confidential Information to third parties (including, without limitation, any consultant to a Fund or investor or potential investor in a Fund or any of their affiliates). However, the Receiving Party may disclose Confidential Information (i) in accordance with judicial or other governmental order, provided the Receiving Party shall give the Manager reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent and (ii) as required by the rules and regulations of the SEC in connection with the registration of any product under the Securities Act of 1933 or the 1940 Act or other federal securities laws, provided, however that the Manager shall have reasonable time to review and approve in writing any such disclosure prior to the disclosure or filing thereof.

D. The Receiving Party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information. The Receiving Party may disclose Confidential Information or Confidential Materials only to other employees of the Receiving Party on a need-to-know basis.

E. The Receiving Party shall notify the Manager immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Confidential Materials, or any other breach of this Section 11 by the Receiving Party, and will cooperate with the Manager in every reasonable way to help the Manager regain possession of the Confidential Information or Confidential Materials and prevent its further unauthorized use or disclosure.

F. The Receiving Party shall either return all originals, copies, reproductions and summaries of Confidential Information or Confidential Materials at the Manager's request or, at the Manager's option, certify destruction of the same.

G. The Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and/or Confidential Materials and that the Manager shall be entitled, without waiving any of its other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

H. All Confidential Information and Confidential Materials are and shall remain the property of the Manager. By disclosing information to the Receiving Party, the Manager does not grant any express or implied right to the Receiving Party to or under the Manager's patents, copyrights, trademarks, or trade secret information.

I. In any dispute between the Manager and the Receiving Parties with respect to this Section 11, the prevailing party shall be entitled to recover its reasonable attorneys' fees.

J. All obligations created by this Section 11 shall survive any termination or assignment of this Agreement.

K. "Confidential Information" means nonpublic information that the Manager designates as being confidential or which, under the circumstances surrounding its disclosure, ought to be treated as confidential. "Confidential Information" includes, without means of limitation, (i) any non-public information regarding the business and operations of the Manager including, without limitation, any information regarding the Manager's audited or unaudited financial statements and any other financial information of the Manager, (ii) any information relating to any Money Manager or proposed Money Manager including, without limitation, the amount of compensation paid to the Money Manager (iii) any information relating to released or unreleased software and data products of the Manager, the marketing or promotion of any product of the Manager, business policies or practices of the Manager, and information received from others that the Manager is obligated to treat as confidential. Confidential Information disclosed to the Receiving Party by any affiliate of the Manager and/or agent is covered by this Agreement.

L. "Confidential Materials" means all tangible materials containing Confidential Information, including, without limitation, written or printed documents and computer disks or tapes, whether machine or use readable.

12. Renewal and Termination.

A. This Agreement shall become effective on and as of _______________ and shall continue in effect until ________________. The Agreement is renewable annually thereafter for successive one-year periods (a) by a vote of a majority of the Directors of the Company, or (b) as to any Fund, by a vote of a majority of the outstanding voting securities of that Fund, and in either case by a majority of the Directors of the Company who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Directors of the Company) cast in person at a meeting called for purposes of voting on the Agreement; provided, however, that if the Directors, or the shareholders of any one or more Funds, fail to approve the Agreement as provided herein, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules and Regulations thereunder.

B. This Agreement:

(a) May at any time be terminated without the payment of any penalty either by vote of the Board or, as to any Fund, by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to the Manager;

(b) Shall immediately terminate in the event of its assignment; and

(c) May be terminated by the Manager on 60 days' written notice to the Company.

C. As used in this Section 12, the terms of "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms in the 1940 Act.

D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Reservation of Name. The parties hereto acknowledge that Frank Russell Company has reserved the right to grant the non-exclusive use of the name "Frank Russell," or any derivative thereof, to any other investment company, investment advisor, distributor or other business enterprise, and to withdraw from the Company the use of the name "Frank Russell in the Company's registration statement or marketing materials.

15. Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Washington excluding the laws relating to conflicts of laws.

16. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

17. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.
Attest:	STEWARD FUNDS, INC.

By:

Attest:	FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

By:

CAPSTONE ASSET MANAGEMENT COMPANY agrees to the terms of Sections 4 and 11.

Attest:	CAPSTONE ASSET MANAGEMENT COMPANY

By:

FRANK RUSSELL COMPANY agrees to provide consulting services without charge to the Company upon the request of Manager pursuant to Section 2(B).
Attest:	FRANK RUSSELL COMPANY

By:

SCHEDULE A

STEWARD MULTI-MANAGER EQUITY FUND

12210514.4.BUSINESS